Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert C. Lewis
Senior Vice President and General Counsel
SkyTerra Communications, Inc.
19 West 44th Street, Suite 507
New York, New York 10036
(212) 735-7540
info@skyterracom.com

    SkyTerra Communications, Inc. Announces Results of Stockholders Meeting and Redemption of Preferred Stock through Completion of Rights Offering

         New York, NY, July 26, 2006--SkyTerra Communications, Inc. (OTCBB:
SKYT) (the "Company") announced today that its stockholders overwhelmingly re-elected all of the members of the Board of Directors, approved the new 2006 Equity and Incentive Plan and ratified the appointment of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2006 at yesterday's annual meeting.

         In addition, the Company also announced that it had successfully completed the redemption of all of the Company's outstanding Series A Preferred Stock for aggregate cash and common stock consideration equal to the $120 million liquidation preference of the preferred stock (the "Redemption"). A total of approximately $18.0 million in cash was paid to redeem the preferred stock along with the issuance of approximately 5.7 million shares of voting and non-voting common stock of the Company. The Redemption is a condition to closing of the pending transactions to consolidate majority ownership and control of Mobile Satellite Ventures LP (the "MSV Joint Venture") and its corporate general partner under the Company. Closing of those transactions is currently expected to occur during the current fiscal quarter, pending regulatory approvals.

         The approximately $18.0 million in cash paid in connection with the Redemption was generated from the completion of the rights offering that the Company launched on June 22, 2006 (the "Rights Offering") which resulted in the sale of approximately 1.0 million shares of the Company's common stock at $18.00 per share through exercised basic and oversubscription rights. The remaining outstanding shares of the Company's Series A Preferred Stock were redeemed through the issuance of 2.4 million shares of the Company's voting and
3.2 million shares of its non-voting common stock to the preferred stockholders, in accordance with the Company's May 2006 agreement with the preferred stockholders, reflecting nearly the entire balance of the Rights Offering, in which 6.67 million shares were sold. In accordance with pre-existing agreements, the Company issued voting common stock to Apollo Investment Fund IV, L.P. and certain affiliated funds so that their voting power did not exceed a previously agreed to 29.9% threshold, and issued the remainder in the form of non-voting common stock.

         Immediately following the completion of the Rights Offering and the Redemption, the Company will have 24.6 million shares of common stock outstanding and no shares of Series A Preferred Stock outstanding.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. Such forward-looking statements are subject to the following uncertainties: the ability of the parties to obtain the necessary regulatory approvals, including without limitation, actions by the Federal Communications Commission and other factors impacting the parties' ability to consummate the transactions. We assume no obligation to update or supplement such forward-looking statements.